              As filed with the Securities and Exchange Commission.


                                                       '33 Act File No. 33-58997

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1

                   REGISTRATION STATEMENT UNDER THE SECURITIES
                                   ACT OF 1933

                         POST-EFFECTIVE AMENDMENT NO. 6

                        NATIONWIDE LIFE INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)

                                      OHIO
         (State or other jurisdiction of incorporation or organization)

                                       63
            (Primary Standard Industrial Classification Code Number)

                                   31-4156830
                      (IRS Employer Identification Number)

                   ONE NATIONWIDE PLAZA, COLUMBUS, OHIO       43215
                (Principal Executive Offices of Registrant) (Zip Code)

    PATRICIA R. HATLER, SECRETARY, ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43215
                            TELEPHONE: (614) 249-7111
        (Name, address, zip code, telephone number of agent for service)

          Approximate date of proposed sale to the public: May 1, 2000

If any securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ X ] 33-58997
                                                   --------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ] ____________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ] ____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ]

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
 Title of each class of         Amount to be          Proposed maximum         Proposed maximum            Amount of
    securities to be             registered        offering price per unit    aggregate offering        registration fee
       registered                ----------                 unit                     price              ----------------
       ----------                                           ----                     -----
-----------------------------------------------------------------------------------------------------------------------------
 Interest under variable              *                        *                  $200,000,000              $5,517.24
    annuity contracts
-----------------------------------------------------------------------------------------------------------------------------


*The maximum aggregate offering price is estimated for the purpose of determining a registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in specific amounts or units.

The contents of Post-Effective Amendment No. 6 to this Registration Statement, (File No. 33-58997) which went effective May 1, 2000, are hereby incorporated by reference.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on the 27th of July, 2000.

                                                                   NATIONWIDE LIFE INSURANCE COMPANY
                                                     ---------------------------------------------------------------
                                                                            (Registrant)



                                                     By: STEVEN SAVINI, ESQ.
                                                     ---------------------------------------------------------------
                                                                         Steven Savini, Esq.



Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on the 27th of July, 2000 in the capacities indicated.
               SIGNATURE                                 TITLE
LEWIS J. ALPHIN                                        Director
----------------------------------------
Lewis J. Alphin
A. I. BELL                                             Director
----------------------------------------
A. I. Bell
NANCY C. BREIT                                         Director
----------------------------------------
Nancy C. Breit
KENNETH D. DAVIS                                       Director
----------------------------------------
Kenneth D. Davis
KEITH W. ECKEL                                         Director
----------------------------------------
Keith W. Eckel
WILLARD J. ENGEL                                       Director
----------------------------------------
Willard J. Engel
FRED C. FINNEY                                         Director
----------------------------------------
Fred C. Finney
JOSEPH J. GASPER                             President and Chief Operating
----------------------------------------
JOSEPH J. GASPER                                 Officer and Director
WILLIAM G. JURGENSEN                           Chief Executive Officer-
----------------------------------------
William G. Jurgensen                              Elect and Director
DIMON R. MCFERSON                            Chairman and Chief Executive
----------------------------------------
Dimon R. McFerson                                Officer and Director
DAVID O. MILLER                                Chairman of the Board and
----------------------------------------
David O. Miller                                        Director
YVONNE M. CURL                                         Director
----------------------------------------
Yvonne M. Curl
ROBERT A. OAKLEY                          Executive Vice President and Chief
----------------------------------------
Robert A. Oakley                                   Financial Officer
RALPH M. PAIGE                                         Director
----------------------------------------
Ralph M. Paige
JAMES F. PATTERSON                                     Director
----------------------------------------
James F. Patterson
ARDEN L. SHISLER                                       Director                 By : STEVEN SAVINI
----------------------------------------                                        --------------------------------------
Arden L. Shisler                                                                            Steven Savini
ROBERT L. STEWART                                      Director                           Attorney-in-Fact
----------------------------------------
Robert L. Stewart